Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Celator Pharmaceuticals, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-188970) on Form S-1, (No. 333-193720) on Form S-3 and (No. 333-197368) on Form S-8 of Celator Pharmaceuticals, Inc. of our report dated March 21, 2016, with respect to the consolidated balance sheets of Celator Pharmaceuticals, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of loss, stockholders’ equity and cash flows for the years then ended, which report appears in the December 31, 2015 Annual Report on Form 10-K of Celator Pharmaceuticals, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 21, 2016